Designated Filer	Basswood Partners, L.L.C.
Issuer & Ticker Symbol:	Regional Management Corp. [RM]
Date of Event Requiring Statement:	December 31, 2018

Joint Filer Information
Joint Filers:

1. Name:	Basswood Partners, L.L.C.
Address: c/o Basswood Capital Management, LLC
645 Madison Avenue, 10th Floor
New York, NY 10022

2. Name:	Basswood Enhanced Long Short GP, LLC
Address: c/o Basswood Capital Management, LLC
645 Madison Avenue, 10th Floor
New York, NY 10022